Exhibit 99.1

Company Contact:
Peggy Tharp
Director of Investor Relations
(770) 657-6246

Superior Essex Completes Acquisition of
Nexans Tianjin Magnet Wire Operations

ATLANTA, GA, July 26, 2007 – Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today announced that it has completed the acquisition of 80% of the common equity ownership of Nexans Tianjin Magnet Wires and Cables Co., Ltd.

The purchase price is approximately $10 million in cash.  In connection with the acquisition, the Company refinanced the Tianjin entity’s outstanding debt under a new credit facility of up to $22.5 million.  Following the closing, the net debt of the Tianjin company is approximately $8 million.  The operations produce around 13 million pounds of magnet wire annually and generated sales of approximately $40 million in 2006.

“The Tianjin operations are well established and will give us immediate scale in China,” said Stephen M. Carter, chief executive officer of Superior Essex.  “We believe the Tianjin business will be complementary to our Suzhou, China, magnet wire operations, which began initial commercial production this year.”

The Tianjin business, when combined with the operations of the Company’s recently acquired Canadian acquisition and its current European magnet wire operations, will make Superior Essex a global leader in the growing, energy-related magnet wire product segment.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.

Net Debt

The Company uses the term “Net Debt,” which is a non-GAAP financial measure.  Net debt is defined as total debt outstanding less cash and cash equivalents.  Net debt as used by the Company may not be comparable to a similarly titled measure of another company.